                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

         Texfi Industries, Inc. (Name of Registrant as Specified In Its
                                    Charter)

        Dane L. Vincent, Vice President of Finance, 5400 Glenwood Avenue
            Suite 215, Raleigh, North Carolina 27612, (919) 783-4736
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:



         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:




         4)       Proposed maximum aggregate value of transaction:



         5)       Total Fee Paid:



[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:



         2)       Form, Schedule or Registration Statement No.:



         3)       Filing Party:



         4)       Date Filed:

(Texfi Logo appears here)                    (Crafted with Pride in U.S.A. logo)


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


        Notice is hereby given that the Annual Meeting of Stockholders of Texfi Industries, Inc. (the "Company") will be held at The Sheraton Crabtree Hotel, 4501 Creedmoor Drive, Raleigh, North Carolina on March 12, 1996, at 10:30 a.m., for the following purposes:

        (1)     To elect two directors;

        (2) To consider ratification of the selection of Ernst & Young LLP as independent auditors for the fiscal year ending November 1, 1996; and

        (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        The Board of Directors has fixed the close of business on January 12, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

        Your attention is directed to the accompanying Proxy Statement.

                                           By Order of the Board of Directors

                                           (Signature of Braxton Schell)
                                           Braxton Schell
                                           Secretary




Raleigh, North Carolina
February 15, 1996

                             TEXFI INDUSTRIES, INC.
                         5400 GLENWOOD AVENUE, SUITE 215
                          RALEIGH, NORTH CAROLINA 27612


                                 PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Texfi Industries, Inc. (the "Company") for the Annual Meeting of Stockholders to be held at The Sheraton Crabtree Hotel, 4501 Creedmoor Drive, Raleigh, North Carolina on March 12, 1996, at 10:30 a.m. The approximate date on which this Proxy Statement and the enclosed form of proxy were first sent or given to stockholders was February 15, 1996.

        Any stockholder who executes and returns the accompanying proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending and voting in person. All shares represented by valid proxies received pursuant to the solicitation and prior to the meeting and not revoked before they are exercised will be voted, and, if a choice is specified with respect to any matter to be acted upon, the shares will be voted in accordance with such specifications.

        Only stockholders of record at the close of business as of January 12, 1996 will be entitled to notice of and to vote at the Annual Meeting of Stockholders. On such date, the Company had 8,650,690 outstanding shares of Common Stock, par value $1.00 per share; there are no other voting securities. Each share is entitled to one vote.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth each person or entity who may be deemed to have beneficial ownership of more than five percent of the Company's outstanding stock:

Name and Address                                   Amount and Nature of                     Percentage
of Beneficial Owner                                Beneficial Ownership                     of Class

Chadbourne Corporation (1)                            1,705,800  (2)                         18.4
1430 Broadway, 13th Floor
New York, N. Y. 10018

L. Terrell Sovey, Jr.                                    794,943 (3)                          9.0
367 South Pine Street
Spartanburg, SC  29302

Merrill Lynch Asset                                      717,000 (4)                          8.3
  Management, L.P.
800 Scudders Mill Road
Plainsboro, NJ  08536






Name of and Address                                Amount and Nature of                        Percentage
of Beneficial Owner                                Beneficial Ownership                        of Class

Dimensional Funds                                          528,300  (5)                            6.1
  Advisors Inc.
1299 Ocean Avenue
11th Floor
Santa Monica, CA  90401

(1) According to information supplied to the Company by Chadbourne Corporation ("Chadbourne"), Halton House Ltd. c/o Coutts & Co. (Bahamas) Ltd., P. O. Box N7788, West Bay Street, Nassau, Bahamas ("Halton Ltd.") owns all of the outstanding capital stock of Chadbourne. The Halton Declaration of Trust ("Halton Trust") owns beneficially ninety percent (90%) of the outstanding capital stock of Halton Ltd. The trustee of Halton Trust is Coutts & Co. (Bahamas) Ltd. All powers with respect to investment or voting of securities beneficially owned by Halton Trust are exercisable by Bahamas Protectors, Ltd., protector under the constituent instruments of Halton Trust. Bahamas Protectors, Ltd business address is Charlotte House, Charlotte Street, P.O. Box N-341, Nassau, Bahamas. William L. Remley, Vice Chairman of the Board of Directors and Chief Executive Officer of the Company, is the sole director and executive officer of Chadbourne and the sole director and executive officer of Halton Ltd. Mentmore Holdings Corporation provides management services to companies in which Chadbourne is invested. Mr. Remley and Richard L. Kramer, Chairman of the Board of the Company, are principals in Mentmore Holdings Corporation.

(2) Ownership as of January 12, 1996, according to information supplied by Chadbourne, includes 600,000 shares of Common Stock that Chadbourne has the right to purchase under presently exercisable stock options granted pursuant to a Stock and Option Purchase Agreement dated May 24, 1994 between Chadbourne and the Company. Chadbourne's beneficial ownership has been calculated by treating these shares as outstanding shares of the Company's Common Stock.

(3) Ownership as of December 31, 1995, according to information supplied by Mr. Sovey, includes (i) 210,164 shares of Common Stock that may be acquired upon conversion of $1,406,000 principal amount of the 111/4% Senior Subordinated Debentures due 1997 (the "111/4% Debentures"), which are convertible at a price of $6.69 per share; (ii) 18,900 shares held in retirement plans over which Mr. Sovey has investment authority but in which he otherwise has no beneficial interest (iii) 41,000 shares of Common Stock over which Mr. Sovey has control as attorney-in-fact pursuant to a revocable power of attorney and (iv) 24,000 shares held by his mother's estate for which he is executor. Mr. Sovey has sole voting and investment power over all of the shares beneficially owned with the exception of the 41,000 shares described above over which he has shared voting and investment power. Mr. Sovey's percentage of beneficial ownership has been calculated by treating as outstanding the amount of the Company's Common Stock that Mr. Sovey indicated that he has the right to acquire through conversion of the 111/4% Debentures.

(4) Ownership as of November 30, 1995 according to information supplied to the Company by Merrill Lynch Fund Asset Management, L.P. ("FAM"). FAM has indicated that (i) the shares are held by Merrill Lynch Phoenix Fund, Inc., a registered investment company for which FAM acts as a registered investment adviser (ii) FAM is an indirectly wholly-owned subsidiary of Merrill Lynch & Co., Inc. and (iii) the security positions of FAM reported on Form 13F and Schedule 13G are also reported on behalf of Merrill Lynch & Co., Inc., which may be deemed to share with FAM investment discretion and voting authority with respect to such positions.

(5) Ownership as of September 30, 1995 according to information supplied to the Company by Dimensional Fund Advisors Inc. ("Dimensional"). Dimensional has indicated that (i) the shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open- end investment company, or in series of The DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans (ii) Dimensional serves as investment manager to all of the above entities
        (iii) Dimensional may be deemed to exercise sole voting power as to 353,000 shares and sole dispositive power as to 528,300 shares and (iv) Dimensional disclaims beneficial ownership of all such shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of January 12, 1996.


Name of Director,                   Amount and Nature       Percentage
Nominee or Officer                  Beneficial Owners        of Class
                                    --------------          ----------
Richard L. Kramer                       -0-  (2)(3)                *
William L. Remley                    31,471  (2)(3)(4)             *
John D. Mazzuto                         -0-  (2)                   *
William D. Goldston, Jr               6,000  (2)                   *
John S. Rainey                      145,644  (2)(5)             1.7
Braxton Schell                       19,216  (2)(6)                *
Andrew J. Parise, Jr                 79,191  (4)(7)                *
Michael A. Miller                   160,431  (8)                1.8
Gerald A. Rubinfeld                   1,400  (4)                   *
Thomas A. Gilreath                    8,667  (4)                   *

All Directors, Nominees and
Officers as a Group (13 Persons)    487,018  (2)(4)(9)          5.6
        *Represents less than 1%


 (1) Unless otherwise indicated, all shares are owned of record by the persons named and the beneficial ownership consists of sole voting power and sole investment power.

 (2) Does not include shares allocated pursuant to the Directors' Deferred Stock Compensation Plan as to which participants have no rights as stockholders. See "Director Compensation".

(3) Mr. Remley and Mr. Kramer are principals in Mentmore Holdings Corporation, which provides management services to companies in which Chadbourne Corporation is invested. Chadbourne Corporation beneficially owns 1,705,800 shares (18.4%). Mr. Remley also is sole director and executive officer of Chadbourne. See "Security Ownership of Certain Beneficial Owners".

(4) Includes shares purchased pursuant to the Company's Executive Stock Purchase Plan subsequent to January 12, 1996. See "Executive Compensation -- Compensation and Stock Option Committee Report of Executive Compensation.

(5)             Includes 60,403 shares owned by a partnership of which Mr.
                Rainey is a general partner (as to which he shares voting and investment authority with the other general partner), 31,391 shares owned by trusts of which he is sole trustee and 51,335 shares held in a retirement plan of which he is a co-trustee and principal beneficiary.

(6) Includes 8,148 shares of Common Stock that Mr. Schell has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be deemed to be beneficially owned by him.

(7) Includes 14,850 shares of Common Stock that Mr. Parise has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be deemed to be beneficially owned by him.

(8) Includes 37,342 shares of Common Stock that Mr. Miller has the right to purchase under presently exercisable stock options granted to him by the Company, and 53,064 shares of Common Stock that may be acquired upon conversion of 111/4% Debentures, which shares may be deemed to be beneficially owned by him, and 150 shares held by his wife.

(9) Includes (i) 60,340 shares that officers and directors have the right to purchase under presently exercisable stock options granted to them by the Company, which shares may be deemed to be beneficially owned by said persons and (ii) 53,064 shares of Common Stock that may be acquired upon conversion of 111/4% Debentures held by officers and directors as a group. The percentage of beneficial ownership treats as outstanding the amount of the Company's Common Stock that directors and officers have a right to acquire through the presently exercisable stock options and the 111/4% Debentures. The $355,000 amount of 111/4% Debentures beneficially owned by directors and officers as a group constitute 10.0% of these securities as of January 12, 1995.

        Under federal securities laws, the Company's directors, its executive officers, and any persons holding more than 10 percent of the Company's stock are required to report their ownership of the Company's stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during fiscal year 1995. All of these filing requirements were satisfied by its directors, officers and 10 percent holders except that W. D. Goldston, Jr., a director of the Company, inadvertently failed to file on a timely basis two reports related to two transactions involving the stock of the Company owned by him. In making these statements, the Company has relied on the written representations of its directors, officers and 10 percent holders and copies of the reports that they have filed with the Commission.

                              ELECTION OF DIRECTORS

        The Certificate of Incorporation of the Company currently provides that the number of directors shall be not less than six nor more than fifteen, as established from time to time by the Board of Directors of the Company. The Board of Directors has determined that the number of directors will be seven. The Certificate of Incorporation also provides for a classified Board of Directors of three classes, as nearly equal in number as possible, with one class of Directors to be elected at each annual meeting for a term of three years.

        In accordance with the classification of the Board, the members of Class III of the Board of Directors (the "Class III Directors") are to be elected at this Annual Meeting to serve three-year terms until the annual meeting of stockholders in 1999. Richard L. Kramer and John D. Mazzuto have been nominated for election by the stockholders as the members of Class III of the Board of Directors.

        The affirmative vote of the holders of a majority of the Common Stock of the Company present or represented at the meeting is required to elect the nominated individuals as members of Class III of the Board of Directors. Abstentions and broker non-votes have the effect of a vote against the nominees.

        The persons named in the accompanying proxy intend to vote the shares represented by the proxy for the election of the two nominees named below, except as otherwise specified by the proxy. In the event that any nominee should not be available to serve for any reason, the proxy holders may vote for substitute nominees designated by the Board of Directors. The Board of Directors has no reason to believe either of the nominees named below will be unavailable to serve as a member of the Board of Directors.

        The Board of Directors will consider qualified candidates recommended by stockholders for nomination to the Board. In order for a candidate recommended by a stockholder to be considered as a nominee at the next annual meeting, the name of such candidate, together with a written description of the candidate's qualifications, must be received at the Company's principal executive offices on or before October 18, 1996.

        The following information is furnished with respect to the nominees and the directors continuing in office:

                               CLASS III DIRECTORS
       - NOMINEES FOR ELECTION AS DIRECTORS FOR THREE-YEAR TERMS EXPIRING
                         WITH THE ANNUAL MEETING IN 1999

                                  Principal Occupation                                          Director
Name, Age                         For Past Five Years                                            Since

Richard L. Kramer            Chairman of the Board (1994-Present); Chairman,                     1994
        46                   Mentmore Holdings Corporation (Corporate acquisitions
                             and management) (1989-Present);Chairman, Sunderland
                             Industrial Holdings Corp.(plastics manufacturing)(1989-
                             Present); Chairman, Republic Properties Corporation (real
                             estate development)(1989 - Present); Chairman, CPT Holdings, Inc.
                             (steel manufacturing)(1992 - Present); Chairman, Weldotron Corp.
                             (machinery manufacturing)(1994 - Present).

John D. Mazzuto              Private Investor and Consultant (1991-Present);Director,          1994
        47                   Weldotron Corporation (machinery manufacturing)(1994-Present);
                             Director, CPT Holdings (steel manufacturing)(1993-Present);
                             Chairman, Communications Group, Inc. (telecommunications
                             service bureau and software)(1990-Present).

                                                 CLASS I DIRECTORS
                              - CONTINUING IN OFFICE UNTIL THE ANNUAL MEETING IN 1997

                              Principal Occupation                                            Director
Name, Age                     For Past Five Years                                             Since

William L. Remley             Chief Executive Officer and Vice Chairman of the Board           1994
        45                   (1994-Present); President, Mentmore Holdings Corporation
                             (corporate acquisitions and management)(1989 -
                             Present); President, CPT Holdings, Inc.(steel
                             manufacturing)(1992- Present); President,
                             Sunderland Industrial Holdings Corp. (plastics
                             manufacturing)(1989 - Present); Director, Republic
                             Properties Corporation (real estate
                             development)(1992 - Present); President, Weldotron
                             Corporation (machinery manufacturing) (1994 -
                             Present).

                                                         6




Braxton Schell               Partner, Schell Bray Aycock Abel & Livingston                       1970
        71                   L.L.P., Attorneys at Law, Greensboro, N. C.(1987-
                             Present); Secretary of the Company (1963-Present);
                             Director of Kenan Transport Company (1986-Present);
                             Director of Flagler System, Inc.(1984-Present)

                                                CLASS II DIRECTORS
                              - CONTINUING IN OFFICE UNTIL THE ANNUAL MEETING IN 1998

                             Principal Occupation                                              Director
Name, Age                    For Past Five Years                                               Since

W. D. Goldston, Jr.          Personal Investments  (1983-present); Senator,                    1990
        70                   State of North Carolina  (1985-1992); Chairman,
                             North Carolina State Ports Authority (1994 - Present).

Andrew J. Parise, Jr.        President and Chief Operating Officer (1994                       1995
        48                   -present); President, Finished Fabrics Division (1992-
                             present); Executive Vice President, Texfi Blends Division
                             (1990-1992).

John S. Rainey               Chairman of the Board of Easlan Capital, Inc.,                     1985
        54                   Greenville, S.C., a real estate development company
                             (1982-present); Partner, Demo & Rainey, L.L.P.,
                             Attorneys at Law, Lexington and Spartanburg, S.C.
                             (1971-present); Chairman of the Board of the South
                             Carolina Public Service Authority (Santee Cooper),
                             a publicly-owned electric utility (1990- present);
                             Director of the Citizens and Southern National Bank
                             of South Carolina (1977-1992); Director of
                             NationsBank of South Carolina, N.A. (1993 - 1994);
                             Director of NationsBank, N.A. (Carolinas),
                             1994-1995); Director of NationsBank, National
                             Association (1995 - present).


 Directors Meetings and Committees

        During the fiscal year ended November 3, 1995, the Board of Directors held a total of eight regular and special meetings, including telephone conference meetings. Each director attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which he served. The Board of Directors of the Company has a standing Executive Committee, Audit Committee, Compensation and Stock Option Committee, and Nominating Committee.

        The Audit Committee confers with the Company's independent auditors and reviews the scope of auditing of the Company's books and accounts and the reports submitted by the auditors.

The Committee also reviews, with the independent auditors and appropriate Company personnel, procedures and methods employed in connection with the Company's management policies relating to internal controls. Reports are made by the Committee to the Board from time to time. The Audit Committee met six times during fiscal year 1995. Its members are Messrs. John S.
Rainey (Chairman), Richard L. Kramer and W. D. Goldston, Jr.

        The Executive Committee may exercise the authority of the Board of Directors in the management and business affairs of the corporation in the interim periods between regular and special meetings of the full Board; except that the Executive Committee may not amend the corporation's Certificate of Incorporation; adopt an agreement of merger or consolidation; recommend to stockholders the sale, lease or exchange of all or substantially all of the corporation's property or assets; recommend to stockholders a dissolution of the corporation or a revocation of a dissolution; amend the bylaws of the corporation; declare a dividend; authorize the issuance of stock; fill vacancies on the Board of Directors or any of its committees; authorize or approve the reacquisition of shares of capital stock of the corporation, except according to a formula or method prescribed by the Board of Directors; approve or propose to stockholders action that the General Corporation Law of Delaware requires be approved by stockholders; change the principal corporate office of the corporation; appoint or remove officers of the corporation; or fix the compensation of directors. The Executive Committee met six times during fiscal 1995. Its members are Messrs. William L. Remley, Chairman, John D. Mazzuto, and
W. D. Goldston, Jr.

        The Nominating Committee makes recommendations to the Board with respect to candidates for membership on the Board. Its members are Messrs. Remley and Goldston.

        For information about the Compensation and Stock Option Committee see "Compensation and Stock Option Committee Report on Executive Compensation".

                             EXECUTIVE COMPENSATION

        The following information relates to all compensation awarded to, earned by or paid pursuant to a plan or otherwise, to (i) the Chief Executive Officer of the Company (the "CEO"), and (ii) the four most highly compensated executive officers, other than the CEO, who were serving as executive officers of the Company at November 3, 1995. The above-referenced persons are referred to herein as the Named Executive Officers.

        The following information does not reflect any compensation earned or paid to the Named Executive Officers subsequent to November 3, 1995, unless otherwise indicated. Any such compensation earned and paid to the Named Executive Officers during fiscal 1996 will be recorded in the proxy statement for the Company's 1997 Annual Meeting of Shareholders, unless such compensation is required to be reported previously.

Summary Compensation Table

        The following table sets forth for the Named Executive Officers for each of the last three fiscal years annual compensation amounts as indicated by the applicable table headings. Annual Compensation, columns (c), (d) and (e), includes base salary and bonus earned during the year covered and, if applicable, other annual compensation not properly categorized as salary or bonus.


                                                                                 Long Term Compensation
                                          Annual Compensation                 Awards          Payouts
        (a)             (b)         (c)        (d)       (e)            (f)           (g)        (h)    (i)
                                                                                Securities
                                                        Other     Restricted    Underlying             All
                                                        Annual       Stock       Options/    LTIP     Other
      Name and         Fiscal     Salary      Bonus  Compensation   Award(s)       SARs    Payouts   Compensation
 Principal Position     Year        ($)       ($)(1)    ($)(2)       ($)(3)         (#)      ($)       ($)(4)

William L. Remley         1995   $256,250   $262,500       --         --      150,000       --         --
Chief Executive Officer   1994       --         --         --         --         --         --         --
                          1993       --         --         --         --         --         --         --

Andrew J. Parise, Jr      1995    300,000    225,000       --         --       75,000       --     $    150
President, Chief          1994    195,000     28,412       --         --         --         --          150
Operating Officer         1993    195,000      5,588   $ 10,406   $  8,875      3,800       --         --

Michael A. Miller         1995    165,000       --         --         --         --         --          150
Division President        1994    165,000       --         --         --         --         --          150
                          1993    165,000       --        5,203       --         --         --        1,031

Gerald D. Rubinfeld       1995    170,000     72,250       --         --         --         --         --
Division President        1994    140,000     29,750       --         --         --         --         --
                          1993    140,000     26,500       --         --         --         --         --

Thomas A. Gilreath        1995     95,000     57,000       --         --         --         --          150
Controller                1994     75,000     11,875       --         --         --         --          150
                          1993     75,000     11,875       --         --         --         --          750


(1) Annual incentive compensation paid pursuant to the Company's Performance Incentive Plan or Management Incentive Plan. See "Compensation and Stock Option Committee Report of Executive Compensation."

(2) Represents the dollar value of the difference between the price paid for Common Stock of the Company pursuant to the Company's Executive Stock Purchase Plan and the fair market value of the Common Stock on the date of purchase.

(3) Represents the dollar value of restricted stock awarded pursuant to the Company's Restricted Stock Incentive Plan based on the closing stock price on the date of grant. The Plan was terminated in fiscal 1995 except for outstanding shares. A holder of restricted stock may receive dividends if dividends are paid on the Common Stock. At November 3, 1995 Mr. Parise was the only executive officer of the Company to hold unvested restricted stock under the Plan. As of such date, Mr. Parise had 1,000 shares which are scheduled to vest on March 24, 1996 and were valued at $2,500 based on the closing stock price of November 3, 1995.

(4) Represents the Company's matching contributions to the Company's 401(k) plan.

Stock Options

         The following table provides details regarding stock options granted to the Named Executive Officers during fiscal year 1995.




                        OPTION GRANTS IN LAST FISCAL YEAR
                                                                                   POTENTIAL REALIZABLE VALUE AT
                                                                                      ASSUMED ANNUAL RATES OF


                                                                                       STOCK APPRECIATION FOR
                                                                                          OPTION TERM (3)
       (A)                   (B)              (C)             (D)              (E)          (F)          (G)
                          NUMBER OF       % OF TOTAL
                         SECURITIES         OPTIONS        EXERCISE
                         UNDERLYING       GRANTED TO        OR BASE
                           OPTIONS       EMPLOYEES IN        PRICE         EXPIRATION
      NAME                 GRANTED        FISCAL YEAR      ($/SHARE)          DATE         5%($)       10%($)
      ----                 -------        -----------      ---------          ----         -----       ------

William L. Remley          50,000          }                  2.81       }               39,000        86,000
                           50,000          }  66.7%           3.63       } 5-18-2000        -0-        45,000
                           50,000          }                  4.43       }                  -0-         5,000

Andrew J. Parise           25,000          }                  2.81       }               19,500        43,000
                           25,000          }  33.3%           3.63       } 5-18-2000        -0-        22,500
                           25,000          }                  4.43       }                  -0-         2,500

(1) Non-qualified stock options granted under the Company's 1987 Stock Option Plan. One- half of the options become exercisable on May 18, 1996 and remainder become exercisable on May 18, 1997.

(2) As required by Securities and Exchange Commission, the amounts shown assume a 5% and 10% annual rate of appreciation on the price of the Company's Common Stock from the date of grant throughout a 5 year option term. There can be no assurance that the rate of appreciation assumed for purposes of this table will be achieved. The actual value of the stock options to the Named Executive Officers and all optionees as a group will depend on the future price of the Company's Common Stock.

         The following table shows the number of shares covered by exercisable and unexercisable options held by the Named Executive Officers as of fiscal year end. At the end of fiscal 1995, none of these options were "in-the-money" options, which are options with a positive spread between the fiscal year-end market price of the underlying Common Stock and the exercise price of such stock options. On November 5, 1995, the end of the fiscal year, the closing sales price of the Common Stock was $2.50 per share. No options were exercised by the Named Executive Officers during fiscal 1995.


                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE TABLE

         (a)               (b)            (c)                          (d)                             (e)

                                                             Number of Securities            Value of Unexercised
                                                            Underlying Unexercised           In-the-Money Options
                                                             Options at FY-End (#)          at Fiscal Year-End ($)
                        Shares
                      Acquired on       Value                    Exercisable/                    Exercisable/
         Name        Exercise (#)     Realized ($)               Unexercisable                   Unexercisable


William Remley             0                0                      0/150,000                          0/0

Andrew J. Parise           0                0                    10,900/79,900                        0/0

Michael A. Miller          0                0                    34,342/7,909                         0/0

                           0               $0                   169,834/79,686                        0/0

Director Compensation

         Each director who is not also a full-time employee of the Company receives an annual director's fee of $15,000. In addition, each such director receives a meeting fee of $500 for each meeting of the Board of Directors and for each meeting of any committee thereof that he attends. Directors who are full time employees receive no additional compensation for serving as directors or as committee members.

         Effective July 14, 1989, the Company adopted the Directors' Deferred Stock Compensation Plan, which permits directors of the Company who are not full-time employees to defer receipt of directors' fees and to receive such fees in the form of Common Stock after termination of their service as directors. On the first business day of each quarter, directors' fees for the previous quarter are credited to each participant's account as shares of Common Stock based upon the market value of the Common Stock on that day. Upon ceasing to be a director, a distribution of the Common Stock will be made to the participant or his beneficiary based upon the number of shares credited to his account. Until such distribution, a participant has no rights as a stockholder with respect to shares credited to his account. Messrs. W.D. Goldston, Jr., Richard L. Kramer, John D. Mazzuto, John S. Rainey and Braxton Schell, who are currently the directors eligible to participate under the plan, each has elected to participate. Allocations of a total of 119,001 shares have been made under the plan. Current Board members have received aggregate allocations as follows: Mr. Goldston, 21,965 shares; Mr. Kramer, 6,818 shares; Mr. Mazzuto 7,305 shares; Mr. Rainey, 23,131 shares, and Mr. Schell, 20,584 shares.

Compensation and Stock Option Committee Report of Executive Compensation

         The Compensation and Stock Option Committee of the Board of Directors (the "Committee") is comprised of non-employee directors. The Committee's purpose is to review and make recommendations to the Board concerning the base salary of the Chief Executive Officer and to review and approve the recommendations of the Chief Executive Officer concerning the salaries of other corporate and divisional executives. The Committee also reviews and recommends Board action on all forms of non-salary executive compensation and administers the Company's stock-based incentive plans pursuant to the terms of the respective plans. It is the responsibility of the Committee continuously to review the general compensation philosophy of the Company, the elements of the compensation program, the specifics of each element, the goals and measurements used in the program and the results of the program compared to the philosophy.

         The members of the Committee are John D. Mazzuto, Chairman, and W.D. Goldston, Jr. The Committee met five times during fiscal year 1995.

         Overall Compensation Philosophy.

         In May of 1994, three new members of the Board of Directors were elected and in June the Board appointed a new compensation committee consisting of Messrs. Mazzuto and Goldston. Effective November 1, 1994, the beginning of the fiscal year, new officers were elected. The Committee recognized that management would be responsible for developing and pursuing new strategies that would improve the operating performance and financial condition of the Company in fiscal 1995 and future years. As part of the overall deliberations on the necessary steps to be taken to return the Company to profitability, the Committee paid particular attention to the difficulties anticipated in growing the core business of the Company while at the same time disposing of those assets no longer considered to be desirable. The program adopted and pursued by the Company required highly talented and motivated individuals to succeed in the execution of the strategic plan. The Committee began reanalyzing the compensation policies of the Company with the overall goals of attracting and retaining the best possible executive talent and motivating each executive to achieve the goals inherent in the Company's business strategy and results that are positive to the Company's stockholders.

         Base Salaries.

         Pending completion of the Committee's analysis, the Company entered into a temporary employment arrangement with Mr. Remley, its new Chief Executive Officer ("CEO"). In view of the Company's cash requirements, Mr. Remley agreed to act as CEO for the first five months of fiscal 1995 for a salary payable at the rate of $125,000 per year. The Committee subsequently approved a new employment contract with Mr. Remley, effective as of April 1, 1995, to serve as CEO for a term of two years at a base salary of $350,000. With the assistance of a consultant, the base salary was set at approximately the 50th percentile of a marketplace of over 400 public companies using an evaluation system that took into account revenue differences of these companies.

         Following an evaluation of Mr. Parise and in view of his new responsibilities as President and Chief Operating Officer ("COO") in developing and implementing new strategies for the Company, the Committee approved a three year employment agreement with Mr. Parise that provided for a base salary of $300,000 per year. The base salaries of other executive officers named in the Summary Compensation Table were established as recommended by the CEO.

         Annual Incentive Compensation. The Committee emphasizes performance-based elements of executive compensation. As in past years, the Company had in place at the beginning of fiscal 1995 a Management Incentive Plan that provided executives with the opportunity to receive bonuses based on return-on-assets goals for the Company and its divisions and business units. Under this plan, the bonuses of corporate level participants are based 100 % on the performance of the overall Company and the bonuses of all top-level division executives are based 25% on overall Company results and 75% on division results. The bonuses of all other participants are based totally on the performance of their division.

         Following completion of its review of the Company's compensation policies, the Committee determined that the Management Incentive Plan should be terminated in favor of an incentive plan that could be more closely linked to the Company's strategic goals than the return- on-assets formula of the Management Incentive Plan. In analyzing the ingredients for the Company's future success, the Committee utilized both external and internal reviews to guide it in the deliberations over the focus of the incentive plans going forward. It was clear that cash flow was the key for the Company during this transition period from the losses of the past several years to an ongoing sustainable profit. The Committee adopted a Performance Incentive Plan that would be effective for five corporate level executives for fiscal 1995 and for other key management employees beginning in fiscal 1996. Under the Performance Incentive Plan, corporate level executives were eligible to receive cash bonuses for fiscal 1995 of up to 75% of their base salaries based on targeted improvements in the Company's operating cash flow. The size of the potential bonus was set so as to provide the executive with the opportunity to earn total annual cash compensation of approximately 75th percentile of the marketplace used to establish the CEO base salary if the Company achieved its highest targeted increase in cash flow.

         The existing Management Incentive Plan was left in place for fiscal 1995 for divisional level management employees. The bonuses shown in the Summary Compensation Table to the executive officers other than the CEO, COO and Controller were paid in cash under this plan.

         Long-Term Incentive Compensation. The dominant long-term goal of the Company is to increase the market value of its common stock. To this end, the Committee strives to establish effective ways to provide long-term incentive compensation for executives and link the interests of key employees with those of stockholders through stock-based incentives.

          As reported in the Summary Compensation Table above, stock options were granted to the CEO and COO during fiscal year 1995 for an aggregate of 150,000 and 75,000 shares of Common Stock, respectively. The amount of the grants was determined in relation to the executive's base salary and annual incentive compensation and to provide the executives with the opportunity to increase their equity stake in the Company. Two-thirds of these options were granted at prices significantly higher than the then current fair market value of the Common Stock while the remainder were granted at fair market value. The structure of these options was established to emphasize the importance of increasing the market value of the stock over the graduated exercise prices. The options will have value only to the extent the market value of the Common Stock increases over the exercise prices established.

         The Company also maintains an Executive Stock Purchase Plan under which employees who receive cash bonuses under the Company's annual incentive plans have the option to invest up to 50% of their annual incentive in the Common Stock of the Company for a price equal to 85% of the fair market value of the stock. This plan is designed to encourage employees to use their annual incentive compensation payments to increase their long-term incentives through additional equity ownership in the Company. Pursuant to this Plan, from 1995 incentives, Mr. Remley purchased 31,471 shares, Mr. Parise purchased 26,859 shares and the remaining Named Executive Officers purchased 5,977 shares, all for a purchase price of $2.38 per share.


                                      Compensation and Stock Option Committee

                                             John D. Mazzuto, Chairman
                                                W. D. Goldston, Jr.


Performance Graph.

         The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock with the cumulative return of the Standard & Poor's 500 Stock Index and with a peer group index developed by Ernst & Young LLP, assuming reinvestment of dividends.

         The Peer Group index has been constructed by calculating the cumulative total return of the common stock of the following companies: Concord Fabrics Inc., Delta Woodside Industries Inc., Johnston Industries Inc., Springs Industries Inc., Texfi Industries, Inc., Thomaston Mills Inc. and United Merchants and Manufacturers.

  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* FOR TEXFI INDUSTRIES, INC.,
                      S&P 500 AND CUSTOMIZED PEER INDICES

    (The Performance Graph appears here. The plot points are listed below.)

Value of Initial $100 Investment       Oct-90     Oct-91    Oct-92   Oct-93    Oct-94    Oct-95
Texfi Industries, Inc.                 $100.00    $114.71   $147.06  $ 97.06   $ 67.65   $ 58.82
S&P 500 Index                          $100.00    $133.51   $146.83  $168.78   $175.31   $221.67
Customized Peer Group                  $100.00    $232.31   $224.17  $251.07   $255.70   $246.61

*Assumes that the value of the investment in Texfi Industries, Inc. common stock and each index was $100 on October 31, 1990 and that all dividends were reinvested.


Employment and Other Related Agreements

         The Company has entered into employment agreements with two of its executive officers. Effective April 1, 1995, the Company and Mr. Remley entered into an employment agreement with a two-year term under which Mr. Remley serves as Vice Chairman of the Board and Chief Executive Officer and receives a base salary payable at the annual rate of $350,000. Effective November 1, 1994, the Company and Mr. Parise entered into an employment agreement with a term of three years under which Mr. Parise serves as President and Chief Operating Officer and receives a base salary of $300,000 per year. Each of the employment agreements provides that the officer is entitled to participate in the Company's annual incentive bonus plan and other comparable benefit programs provided to senior executive officers. Each agreement may be terminated by the Company with or without cause or upon the employee's death or disability or voluntarily by the employee upon 60 days' notice. If the employee is terminated without cause, then he is entitled to (i) his base salary for the greater of a six month period from termination or the remaining term of his employment agreement and (ii) any amounts due under the Company's annual incentive plans. Mr. Parise also is entitled to such payments in the event he voluntarily terminates his employment due to a substantial change in duties. In addition, following any termination of employment which entitles Mr. Remley or Mr. Parise to the foregoing payments, all outstanding and unexpired stock options that are held by the terminated officer that are not then exercisable become exercisable for a period of sixty days.

                              CERTAIN TRANSACTIONS

         The employment agreement of L. Terrell Sovey, Jr., the Company's former President and Chief Executive Officer, expired on October 31, 1994. Under this agreement, Mr. Sovey (or his beneficiary) was entitled to receive from the Company for a period of 10 years $100,000 per year upon the earlier of death or retirement at age 65. The Company purchased a life insurance policy insuring the life of Mr. Sovey which provided partial funding for these retirement benefits. Following the expiration of Mr. Sovey's employment, the Company and Mr. Sovey agreed to an alternative arrangement in which the Company assigned the life insurance policy to Mr. Sovey, which had a cash value of $389,546, and agreed to pay to Mr. Sovey the sum of $8,333 per month from April 1, 1995 until March 1, 1999 and a final payment of $7,955 on April 1, 1999. As part of this arrangement, the Board of Directors approved Mr. Sovey's early retirement in order to remove the restrictions on 11,762 shares of restricted stock previously granted to Mr. Sovey under the 1990 Restricted Incentive Stock Plan. Mr. Sovey resigned as a director of the Company effective February 10, 1995.

         On March 31, 1995, the Company sold the assets of its Marion Fabrics greige goods facility located in Marion, North Carolina to Decotech, L.C., a privately held South Carolina limited liability company ("Decotech") of which L. Terrell Sovey, Jr. directly and indirectly owns approximately 23%. The aggregate purchase price for the facility was approximately $10.7 million and consisted of approximately $8.7 million in cash and a subordinated promissory note in the principal amount of $2,000,000 (the "Note"). Decotech did not make payment on the Note, which was due and payable in three equal monthly installments beginning on July 29, 1995, and the Company did not pay certain post-closing adjustments. The Company agreed to reduce the Note by $330,000 by setoff of an agreed amount owed to Decotech resulting from these post-closing adjustments and, as of September 8, 1995, sold the Note for $400,000 to a general partnership of which Mr. Sovey indirectly owns approximately 30%. The terms of each of these transactions were arrived at through private negotiation.

        Mr. Schell is a partner of Schell Bray Aycock Abel & Livingston L.L.P., a law firm that serves as General Counsel to the Company. The Company paid approximately $250,000 to Schell Bray Aycock Abel & Livingston L.L.P. for legal services rendered during fiscal 1995. Mr. Rainey provides legal and investor relation services to the Company. The Company paid approximately $38,000 for such professional services rendered during fiscal 1995.

                              INDEPENDENT AUDITORS

         The accounting firm of Ernst & Young LLP has been selected by the Board of Directors as independent auditors for the Company for the fiscal year ending November 1, 1996. This selection is being presented to the stockholders for their ratification at the Annual Meeting. The Board of Directors recommends a vote FOR ratification of the selection of Ernst & Young LLP as independent auditors.

         A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders, will be given the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

                          PROPOSALS OF SECURITY HOLDERS

         A proposal of a security holder of the Company intended to be presented at the next Annual Meeting of Stockholders must be received at the Company's principal executive offices on or before October 18, 1996 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.


                                  OTHER MATTERS

         Management is not aware of any matters to be brought before the Annual Meeting other than those matters described in this Proxy Statement. However, if other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their judgment on such matters.

        The cost of this solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telegram, by directors, officers and employees of the Company or by D. F. King & Co., Inc. of New York, New York, which will assist in the solicitation of proxies. D. F. King & Co., Inc. is being paid a fee of $6,000 for these services.

By Order of the Board of Directors

February 15, 1996.

***************************************************************************
                                    APPENDIX
PROXY
                             TEXFI INDUSTRIES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
    The undersigned hereby appoints William L. Remley and W. D. Goldston, Jr., or either of them, with power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of TEXFI INDUSTRIES, INC. to be held on March 12, 1996, and at any adjournment or adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting, as follows:

(1) ELECTION OF                FOR all nominees listed below (except as marked to the  WITHHOLD AUTHORITY to vote
   DIRECTORS                   contrary below) [ ]                                     for all nominees listed below [ ]
   (CLASS III)
                                            Richard L. Kramer, John D. Mazzuto

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

  PLEASE SIGN ON REVERSE SIDE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE

(2) PROPOSAL TO RATIFY SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.
                  FOR [ ]               AGAINST [ ]              ABSTAIN [ ]
(3) With discretionary authority upon such other matters as may come before the meeting.
    Your Proxy May be Rescinded at Any Time Before it is Exercised and Will be Returned to You on Request.
    IF NO SPECIFICATION IS MADE ABOVE, SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2 ABOVE.
                                         PLEASE SIGN HERE AND RETURN PROMPTLY

                                         Dated                            , 1996
                                         Please sign exactly as your name
                                         appears at left. If the stock is
                                         registered in the names of two or more
                                         persons, each should sign. Executors,
                                         administrators, trustees, guardians,
                                         attorneys and corporate officers should
                                         show their full titles.